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                                                              FILE NO. 333-59997
                                                                  RULE 424(B)(3)

                             PROSPECTUS SUPPLEMENT
       (TO THE PROSPECTUS AND PROSPECTUS SUPPLEMENT DATED JULY 30, 1998)
                                     PROSPECTUS NUMBER: 1766


                           MERRILL LYNCH & CO., INC.
                          MEDIUM-TERM NOTES, SERIES B
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                                FIXED RATE NOTES

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

PRINCIPAL AMOUNT:        $100,000,000


CUSIP NUMBER:            59018SQ23


INTEREST RATE:           0.00000%


ORIGINAL ISSUE DATE:     September 25, 1998


STATED MATURITY DATE:    September 25, 2018


INTEREST PAYMENT DATES:  Accrued interest will only be paid on the Maturity Date, subject to the following business day convention. No interim interest payments will be made (except as provided for below).


OTHER PROVISIONS:        Notwithstanding any other provision contained in this Note, if an Event of Default (as defined in the Indenture) with respect to the Notes shall occur and be continuing and the principal of all the Notes is declared due and payable in the manner and with the effect provided in the Indenture, "principal" with respect to this Note in determining any amount then declared due and payable shall mean the Issue Price of this Note plus that portion of the accrued Original Issue Discount attributable to the period from the
                         Original Issue Date to the date of acceleration (calculated on a semi-annual bond equivalent basis using a year composed of twelve 30-day months). Issue Price shall equal $26,714,000 and Original Issue Discount shall equal $73,286,000.



REPAYMENT AT THE OPTION
OF THE HOLDER:           The Notes cannot be repaid prior to the Stated Maturity Date.


REDEMPTION AT THE OPTION
OF THE COMPANY:          The Notes cannot be redeemed prior to the Stated Maturity Date.


FORM:                    The Notes are being issued in fully registered book-entry form.


TRUSTEE:                 The Chase Manhattan Bank


DATED:                   September 16, 1998


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